SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)

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         / /      Preliminary Proxy Statement

         / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         / /      Definitive Proxy Statement
         /X/      Definitive Additional Materials

         / /      Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or
                  Section 240.14a-12

                            INTERACTIVE NETWORK, INC.
                (Name of Registrant as Specified In Its Charter)

             INTERACTIVE NETWORK INDEPENDENT SHAREHOLDERS COMMITTEE
                   (Name of Persons(s) Filing Proxy Statement)

         Payment of Filing Fee (Check the appropriate box):

         /X/      No fee required.

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                  and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


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         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials:

         / /      Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting
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                                       -2-


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             INTERACTIVE NETWORK INDEPENDENT SHAREHOLDERS COMMITTEE

                                26 WOODHILL ROAD

                            TENAFLY, NEW JERSEY 07670

                                                                   June 19, 2000

Dear Fellow Shareholder:

We have formed the Interactive Network Independent Shareholders Committee (the "Committee") in an effort to help make the management and Board of Directors of your Company smarter and better able to manage your Company going forward. We are most concerned by the lack of experience and depth of the INNN team, and are seeking to add to the Board of Directors some of the professional guidance which current management is apparently unable to afford or attract. Our concerns are your concerns: we, the Committee, and you, our fellow shareholders, own more stock than management, and deserve to be properly represented with the best people available.

You should be aware that:

o This Board and management has never filed Federal or State income taxes (see page 14 of INNN's Proxy Statement dated June 5, 2000);

o This Board and management has failed to disclose any fairness opinion in connection with the important issue of transferring INNN's assets to Twin Entertainment, or any exploration or consideration of other options;

o This Board and management, to the Committee's knowledge, has not completed any successful financing, despite having virtually no funds to operate or develop strategic alternatives;

o This Board and management has failed, in our view, to maintain an effective dialogue with shareholders, to the point of refusing to respond to major shareholders on the issue of expanding the Board.

o This Board and management has even failed to nominate five directors to fill your Board, which is the minimum required by the Company's bylaws.

In short, we believe that INNN's Board and management is missing some of the necessary ingredients of responsible corporate stewardship. The Committee believes that it has become imperative to take decisive action to establish effective leadership. Accordingly, the Committee is seeking your support to elect five highly qualified nominees by increasing the size of INNN's Board from five to nine seats. To protect your investment, we urge you to sign, date and return the enclosed BLUE proxy card today.

Since the Committee beneficially owns more than 1,000,000 shares of Interactive Network stock, we believe our interests are closely aligned with yours. Better management will benefit all Interactive Network shareholders.

              ADD EXPERIENCE AND TECHNICAL KNOWLEDGE TO YOUR BOARD


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We believe  that  expanding  the  current  Board of  Directors  to include  more experienced and technically proficient individuals will better protect the value of your investment. The Committee has identified five individuals - John Cronin, Robert H. Hesse, Scott Mager, Shane O'Neil and Richard Perkins--as nominees, who we believe are eminently qualified to provide leadership to the Board of Directors. With a wealth of experience in the intellectual property, management and investment banking areas, our nominees offer the expertise necessary to unlock shareholder value.

We invite you to review their qualifications:

      Mr. Cronin is currently Chief Executive Officer and founder of Venture Info Capital, a multi-million dollar international patent and consulting and intellectual property firm. He is also an electrical engineer (MSEE) and worked in that capacity for IBM for over 17 years. He is the recipient of over 100 patents which generated more than $1 billion in revenues for IBM.

      Mr. Hesse is currently President of the Dorchester Group, Inc., an investment banking firm specializing in cross border financial transactions. Mr. Hesse is a former underwriter of INNN and currently serves as an adviser to the Company.

      Mr. Mager is currently President and General Counsel of BuildingNetworks, an Internet service provider. He was formerly a securities lawyer for Shea & Gould and Proskauer Rose & Mendelsohn.

      Mr. O'Neil is currently a partner of Crary, Onthank & O'Neil, an investment banking firm. He was formerly the Chairman and Chief Executive Officer of RKO General and Frontier Airlines.

      Mr. Perkins is the founder of Perkins Capital Management. Until 1984, he was a Senior Vice President with Piper Jaffray & Hoppwood. He has served on the board of directors of 20 companies. Mr. Perkins received his M.B.A. degree from the University of Wisconsin and is a Chartered Financial Analyst.

              PROTECT YOUR INVESTMENT -- VOTE THE BLUE CARD TODAY!

After you have carefully reviewed the accompanying proxy materials, we trust that you too will conclude that the addition of Messrs. Cronin, Hesse, Mager, O'Neil and Perkins to the Board of Directors is in the best interest of the Company and its shareholders. We urge you to vote FOR the amendment to the Company's by-laws increasing the size of the Company's Board of Directors and FOR election of the Committee's nominees. Please sign, date and return the enclosed BLUE proxy card TODAY.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies: Innisfree M&A Incorporated, toll-free at (888) 750-5834.

Thank you for your support,

        /s/ Robert H. Hesse                             /s/ Richard W. Perkins
       Robert H. Hesse                                 Richard W. Perkins